NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern and BBI File Application with the Montana Public Service

 Commission to Propose Additional Benefits for Montana Customers

BBI to Commit Another $250mm of Equity to Merger and Reduce Acquisition Debt by

Over 50%; Restrict future dividends; Create Truly Stand Alone Montana Utility; Provide

$20 million Rate Credit to

Customers and Commit More Than Half a Billion Dollars in Future Capital Investments to

Enhance Energy Stability and Security of Supply for Montana

SIOUX FALLS, S.D. – June 25, 2007 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) and Babcock & Brown Infrastructure Limited (ASX: BBI) (“BBI”) today filed an application with the Montana Public Service Commission (“MPSC”) to re-open the record in order to consider a proposal of revised conditions that provide substantial benefits to Montana customers.

BBI and NorthWestern filed a petition proposing several new provisions that would benefit Montana customers if the MPSC were to approve the merger, including:

•

BBI will commit to invest at least $380 million in capital to maintain and enhance the existing utility assets in Montana; to invest up to $200 million in Montana rate base generation assets by 2012; and to expedite the design, construction and operation of the proposed Mountain States Transmission Intertie, an $800 million, 500 kV electric transmission line between southwestern Montana and southeastern Idaho.

•	BBI will reduce the amount of acquisition debt from $505 million to $250 million resulting in a commensurate increase of approximately $250 million in equity funding by BBI for the merger.

•	Montana customers will receive a one time $20 million rate credit to be applied as directed by the MPSC.

•	BBI reaffirmed its commitment not to seek recovery in rates of the acquisition premium or transaction costs.

•	Babcock & Brown commits to owning the Montana subsidiary for a minimum of 10 years through BBI or one of its other managed funds.

•	Montana customers would receive an additional $5.5 million in targeted economic benefits over the next three years after the closing of the transaction, for which a portion

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NorthWestern and BBI File Application with MPSC

June 25, 2007

includes clean coal technologies, such as gasification, liquefaction and carbon sequestration, and renewables, such as a feasibility study for compressed air energy storage.

•	The establishment of a Montana only utility with headquarters in Butte and a balance sheet to exclude existing goodwill and any premium related to the merger with BBI.

o	The Montana utility would have a Montana-based management team with a separate board of directors comprised mostly of Montana residents.

o	The Montana utility will not make distributions in any calendar year in excess of its net earnings in respect of such year without authorization of the MPSC.

o

The Montana utility will maintain its own financial metrics of a minimum tangible net worth ratio of 40% upon the closing of the acquisition and thereafter at each quarterly reporting date, increasing to and remaining at not less than 45% by the end of the fifth full calendar year following the closing and maintain minimum liquidity at the end of each quarterly reporting date of not less than $75 million.

o	The Montana utility will use all reasonable efforts to obtain and maintain an investment grade rating on its regulated utility secured debt.

o	The Montana utility will commit to meet the 15% renewable resource portfolio standard by 2012, three years earlier than required under current law.

“We believe that this proposal represents a substantial and quantifiable benefit to Montana consumers, and it deserves a careful review by the intervenors and the MPSC,” said Mike Hanson, President and Chief Executive Officer of NorthWestern. “We look forward to working with the intervenors to consider this proposal as the MPSC works toward its final order on this matter.”

The entire application filed today outlines each of these terms. It is available on the Web at www.northwesternenergy.com and click on the “sale progress” button.

Additional Agreements

In connection with the submission of the application to the MPSC, BBI and NorthWestern agreed to waive and supplement certain provisions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 25, 2006, including the following:

•

NorthWestern will contribute $22 million in support of the proposal from sources to be determined in the discretion of the Board of Directors of NorthWestern, which could include any or a combination of the following: suspension or reduction of regular quarterly cash dividends, reduction in the Merger Consideration, or other sources agreed to by the parties, subject to any required approvals.

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June 25, 2007

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Because BBI has already raised the funds necessary to pay the Merger Consideration, NorthWestern agreed to waive BBI’s obligation to continue to maintain its $505 million debt financing commitments for the Merger.

•	NorthWestern will not declare or pay any special or supplemental cash dividend, but may pay its regular quarterly cash dividend in the discretion of its Board of Directors.

•

The parties waived certain provisions of the Merger Agreement having the effect of reducing the amount of BBI’s obligations for the Business Interruption Fee and the related letter of credit from $70 million to $35 million.

•

If the MPSC refuses to consider, denies, or imposes any conditions, limitations or restrictions not contained or contemplated in the application that become final and non-appealable that the parties may agree would reasonably be expected to result in a Material Adverse Effect on NorthWestern or BBI under the Merger Agreement, the Merger Agreement shall be terminated.

•	If the Merger remains pending after October 25, 2007, unless the parties otherwise agree, either party may terminate the Merger Agreement in its sole discretion.

Expected Process

Montana administrative rules provide for a 10-day public comment period on a request for a rehearing before the MPSC would consider the comments and act on the request. We believe that if the MPSC agrees to reconsider, the MPSC would set another procedural schedule.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•

the effect of the Merger Agreement with Babcock & Brown Infrastructure Limited (BBI), including the consummation of the transaction or the termination of the Merger Agreement due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions;

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending

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NorthWestern and BBI File Application with MPSC

June 25, 2007

litigation;

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unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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